                                                       REGISTRATION NO. 33-61070
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                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------
                            POST-EFFECTIVE AMENDMENT
                                     No. 3
                                       To
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                      MITCHELL ENERGY & DEVELOPMENT CORP.
             (Exact name of registrant as specified in its charter)

                    TEXAS                                         74-1032912
       (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                         Identification No.)

                             2001 TIMBERLOCH PLACE
                           THE WOODLANDS, TEXAS 77380
                                 (713) 377-5500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                THOMAS P. BATTLE
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      MITCHELL ENERGY & DEVELOPMENT CORP.
                             2001 TIMBERLOCH PLACE
                           THE WOODLANDS, TEXAS 77380
                                 (713) 377-5500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                          Copies of correspondence to:

            C. MICHAEL HARRINGTON                             KAREN M. NAKFOOR
           VINSON & ELKINS L.L.P.                        FULBRIGHT & JAWORSKI L.L.P.
            3600 FIRST CITY TOWER                         1301 MCKINNEY, SUITE 5100
          HOUSTON, TEXAS 77002-6760                       HOUSTON, TEXAS 77010-3095
               (713) 758-2222                                  (713) 651-5151

                            ------------------------
     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     PURSUANT TO THE PROVISIONS OF RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND ALSO RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 NO. 33-57332. THIS POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-61070 ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 3 WITH RESPECT TO SUCH REGISTRATION STATEMENT NO. 33-57332, AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-61070 IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.

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

PROSPECTUS

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                                DEBT SECURITIES
                              CLASS B COMMON STOCK

                          ---------------------------

     Mitchell Energy & Development Corp. (the "Company") may offer and sell from time to time, in one or more series, its debt securities (the "Debt Securities"). Both the Company and its principal stockholder, George P. Mitchell (the "Selling Stockholder"), may also offer and sell from time to time shares of the non-voting Class B Common Stock, par value $0.10 per share, of the Company (the "Class B Common Stock"). The aggregate initial offering prices of the Debt Securities and the Class B Common Stock offered by the Company hereby (the "Securities") will not exceed $255,937,500, and the number of shares of Class B Common Stock offered by the Selling Stockholder hereby will not exceed 2,000,000. The Securities will be offered in amounts, at prices and on terms to be determined at the time of offering and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Company and the Selling Stockholder may sell Securities to or through underwriters or dealers designated from time to time, and may also sell Securities directly to other purchasers or through agents designated from time to time. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of any Class B Common Stock by the Selling Stockholder. See "Use of Proceeds."

     If the offering and sale of Securities in respect of which this Prospectus is being delivered includes a series of Debt Securities, then the specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, maturity, rate (or method of determining the same) and time of payment of interest, if any, purchase price, any terms in addition to or different from those described herein for redemption or repurchase or conversion into shares of Class B Common Stock, the names of and the principal amounts to be purchased by or through agents, dealers or underwriters, if any, the compensation of such persons and other special terms in connection with the offering and sale of such series of Debt Securities will be set forth in a Prospectus Supplement.

     The Class B Common Stock is listed on the New York Stock Exchange.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                THE DATE OF THIS PROSPECTUS IS JANUARY 30, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the regional offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC in its Washington, D.C. office at prescribed rates. Both classes of the Common Stock of the Company, the Class B Common Stock and the voting Class A Common Stock, $0.10 par value per share (the "Class A Common Stock"), are listed on the New York Stock Exchange and the Pacific Stock Exchange. (The Class A Common Stock and the Class B Common Stock are referred to collectively as the "Common Stock.") The reports, proxy and information statements and other information concerning the Company described above may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California.

     This Prospectus constitutes a part of two Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") filed by the Company with the SEC under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus omits certain of the information contained in the Registration Statements, and reference is hereby made to the Registration Statements for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statements or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed with the SEC by the Company pursuant to the 1934 Act, are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended January 31, 1995.

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1995.

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995, as amended by its Form 10-Q/A Amendment No. 1 dated January 15, 1996.

          (d) The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, as amended by its Form 10-Q/A Amendment No. 1 dated January 15, 1996.

          (e) The Company's Registration Statement on Form 8-A dated June 3, 1992 registering both the Class B Common Stock and the Class A Common Stock pursuant to Section 12(b) of the 1934 Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to the Public Affairs Department, Mitchell Energy & Development Corp., P.O. Box 4000, The Woodlands, Texas 77387-4000, telephone number (713) 377-5500.

                                  THE COMPANY

     Mitchell Energy & Development Corp. is a holding company which engages, through its subsidiaries, primarily in (i) the exploration for and production of natural gas and oil, natural gas processing and natural gas gathering and marketing and (ii) real estate development, primarily in the Houston-Galveston area. The Company, one of the nation's largest independent oil and gas producers, has long-lived natural gas reserves located principally in North and East Central Texas. The Company is also the developer of The Woodlands, a 25,000-acre mixed-use, master-planned community located 27 miles north of downtown Houston.

     The Company was incorporated under the laws of the State of Texas in 1946. Its principal executive offices are located at 2001 Timberloch Place, The Woodlands, Texas 77380, and its telephone number there is (713) 377-5500. References to the "Company" herein include Mitchell Energy & Development Corp. and its subsidiaries unless the context otherwise indicates.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Securities offered by the Company pursuant to this Prospectus and the Prospectus Supplement (the "Offered Securities") will be added to the Company's general funds and used for repayment of debt or other general corporate purposes. Until so utilized, it is expected that such net proceeds will be placed in interest bearing time deposits or invested in short-term marketable securities.

     The Company will not receive any proceeds from the sale of any Class B Common Stock by the Selling Stockholder.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                             NINE
                                            MONTHS
         YEAR ENDED JANUARY 31,              ENDED
----------------------------------------   OCTOBER 31,
1991     1992     1993     1994     1995     1995
----     ----     ----     ----     ----     ----
1.14x    1.45x    1.30x    1.25x    1.72x    3.72

     The ratio of earnings to fixed charges has been computed in accordance with SEC regulations. A statement setting forth the computation of this ratio is filed as an exhibit to the Company's Quarterly Report on Form 10-Q/A Amendment No. 1 for the quarter ended October 31, 1995, which is incorporated by reference into the Registration Statements. At October 31, 1995, the Company had outstanding guaranties of approximately $62,200,000 of indebtedness of less-than-fifty percent owned partnerships and approximately $4,400,000 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $1,900,000 for the nine-month period ended October 31, 1995, have been excluded from the reported fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt ("Senior Debt Securities"), under a Senior Indenture dated as of January 1, 1993, as supplemented and amended (the "Senior Debt Indenture"), between the Company and PNC Bank, National Association, as trustee, and, in the case of Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under a Subordinated Indenture dated as of January 1, 1993, as supplemented and amended (the "Subordinated Debt Indenture"), between the Company and PNC Bank, National Association, as trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." PNC Bank, National Association (and any successor thereto as trustee under the Indentures) is hereinafter referred to as the "Trustee." The Indentures are filed as exhibits to the Registration Statements. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

     The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures do not limit the amount of Debt Securities, Senior Indebtedness, debentures, notes or other types of indebtedness that may be issued by the Company or any of its Subsidiaries nor do they restrict transactions between the Company and its Affiliates, the payment of dividends by the Company, or the transfer of assets by the Company to its Subsidiaries. The Company currently conducts substantially all its operations through Subsidiaries. Consequently, the rights of the Company to receive assets of any Subsidiary (and thus the ability of holders of Debt Securities to benefit indirectly from such assets) are subject to the prior claims of creditors of that Subsidiary. Other than as may be set forth in any Prospectus Supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as Senior Debt Securities or Subordinated Debt Securities, aggregate principal amount, purchase price and denomination; (iii) whether the Offered Debt Securities that constitute Subordinated Debt Securities are convertible into Class B Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) the date or dates on which the Offered Debt Securities will mature; (v) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (vi) the interest rate or rates (or the method by which such will be determined), and the dates from which such interest, if any, will accrue; (vii) the date or dates on which any such interest will be payable; (viii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer and, if applicable, conversion; (ix) the obligation, if any, of the

Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof or the right, if any, of the Company to redeem, repay or purchase the Offered Debt Securities at its option and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation or right (including the form or method of payment thereof if other than cash);
(x) any terms applicable to the Offered Debt Securities issued at an original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount shall accrue; (xi) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xii) any applicable United States federal income tax consequences; and (xiii) any other specific terms of the Offered Debt Securities, including any additional or different events of default or remedies or any additional covenants provided with respect to such Offered Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     The Indentures are, and the Debt Securities will be, governed by Texas law.

     Certain Definitions. The following definitions are applicable to both Senior and Subordinated Debt Securities (Article One of each Indenture):

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

     "Non-Recourse Indebtedness" means indebtedness where (i) the holders of such indebtedness agree that they will look solely to the property securing such indebtedness (and to a Non-Recourse Subsidiary) for payment on or in respect of such indebtedness, and (ii) no default with respect to such indebtedness (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness for money borrowed of the Company or any Subsidiary to declare a default on such Indebtedness for money borrowed or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Non-Recourse Subsidiary" means a Subsidiary or an Affiliate established for the purpose of acquiring or investing in property securing Non-Recourse Indebtedness and substantially all of the assets of which consist of such property.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Subsidiary" means any corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own voting securities entitling any one or more of the Company and its Subsidiaries to elect a majority of the directors of such corporation, either at all times or so long as there is no default or contingency permitting the holders of any other class or classes of securities to vote for the election of one or more directors.

     "U.S. Government Obligations" means direct obligations of the United States of America, backed by its full faith and credit.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Sections 2.4 and 2.8).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a Global Security representing any such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to a physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     Events of Default. Unless otherwise specified in the Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of any interest with respect to Debt Securities of such series when due, continued for 30 days; (b) default in the payment of principal or premium, if any, with respect to Debt Securities of such series when due; (c) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of the Company applicable to Debt Securities of such series, continued for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, at least 25% of the amount of principal thereof that would be due and payable on such date of determination in the event of an acceleration of the maturity of such series on such date); (e) certain events of bankruptcy, insolvency or reorganization; and
(f) default under any instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness (as defined in such Indenture) for money borrowed (other than Non-Recourse Indebtedness) of the Company or (in the case of the Senior Debt Indenture) any Subsidiary resulting in the acceleration of such Indebtedness, or any default in payment of any such Indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the total of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there shall have been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted Indebtedness within 10 days after written notice of the type specified in the foregoing clause (d) (Section 5.1). If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, not less than 25% of the amount of principal thereof that would be due and payable on such date of determination in the event of an acceleration of the maturity of such series on such date), by notice in writing to the Company (and to the Trustee, if given by the holders), may declare the Debt Securities of such series due and payable immediately, but the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, a majority of the amount of principal thereof that would be due and payable on such date of determination in the event of an acceleration of the maturity of such series on such date), by notice in writing to the Company and the Trustee, may rescind such declaration if all defaults under such Indenture are cured or waived (Section 5.1).

     Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, not less than 25% of the amount of principal thereof that would be due and payable on such date of determination in the event of an acceleration of the maturity of such series on such date) shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Security, on or after the respective due dates, or, with respect to any convertible Subordinated Debt Security, the right to convert such Subordinated Debt Security, or to institute suit for the enforcement of any such payment or right to convert shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, a majority of the amount of principal thereof that would be due and payable on such date of determination in the event of an acceleration of the maturity of such series on such date) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture or involve the Trustee in personal liability (Section 5.7).

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under each Indenture (Section 4.3).

     Consolidation, Merger, Sale, Etc. Each Indenture provides that the Company may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets to any other corporation, provided that in any such case (i) immediately after such transaction the Company will not be in default under such Indenture, (ii) the corporation (if other than the Company) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia, and (iii) the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, the Company's obligations under such Indenture (Section 9.1). In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in such Indenture as the Company, and the Company shall be relieved of any further obligation under such Indenture and any Debt Securities issued thereunder (Section 9.2 of the Subordinated Debt Indenture and Section 9.3 of the Senior Debt Indenture).

     Discharge and Defeasance. The Company may discharge or defease its obligations with respect to each series of Debt Securities as set forth below (Article Ten).

     The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture which have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due (Section 10.1(B)).

     Unless otherwise provided in the applicable Prospectus Supplement, the Company may also discharge at any time all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture (other than convertible Subordinated Debt Securities) ("defeasance") only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due and such funds have been so deposited for 91 days; (ii) such defeasance will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments on such series of Debt Securities. Such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series (Section 10.1(C)).

     In the event of such discharge and defeasance of a series of Debt Securities, the holders thereof would be entitled to look only to such trust funds for payment of the principal of and any premium and interest on such Debt Securities.

     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series; (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series; (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon, when due and to receive mandatory sinking fund payments thereon when due, if any, from the trust funds held by the Trustee; (iv) the rights, obligations, duties and immunities of the Trustee; (v) the rights of holders of Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; (vi) the obligations of the Company to maintain an office or agency in respect of Debt Securities of such series; and (vii), if applicable, the obligations of the Company with respect to the conversion of Debt Securities of such series into Class B Common Stock.

     Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor corporation of the obligations of the Company under such Indenture, (b) add covenants or new events of default for the protection of the holders of such Debt Securities, (c) cure any ambiguity or correct any inconsistency in the Indenture, (d) establish the form and terms of such Debt Securities, (e) evidence the acceptance of appointment by a successor trustee, (f) amend the Indenture in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Securities issued thereunder or (g), in the case of Senior Debt Securities, secure such Debt Securities (Section 8.1).

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, not less than a majority of the amount of principal thereof that would be due and payable on such date of determination in the event of an acceleration of the maturity of such series on such date) and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of any interest thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase thereof, reduce the portion of the principal amount of any Original Issue Discount Security (as defined in the Indentures) payable upon acceleration or provable in bankruptcy, change the coin or currency in which principal and interest, if any, are payable, impair or affect the right to institute suit for the enforcement of any payment, repayment or purchase thereof or, if applicable, adversely affect the right to convert Debt Securities or any right of repayment at the option of the holder or (b) reduce the percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification (Section 8.2).

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "-- Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby (Section 8.6 of the Subordinated Debt Indenture).

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal, premium, if any, and interest, if any, with each other series and with all other Senior Debt (as defined below) of the Company.

     Certain Definitions. For purposes of the following discussion, the following definitions, together with those under "Provisions Applicable to Both Senior and Subordinated Debt Securities -- Certain Definitions," are applicable (Article One of the Senior Debt Indenture).

     "Assets" means any property of the Company or a Subsidiary used in businesses in which the Company and its Subsidiaries are engaged at the date of the Senior Debt Indenture.

     "Capitalized Lease" means any lease of property where the obligations of the lessee thereunder are required to be classified and accounted for as a capitalized lease on a balance sheet of such lessee under generally accepted accounting principles.

     "Indebtedness" means (i) any indebtedness of the Company or any Subsidiary for money borrowed or for the deferred purchase price of property or services including obligations as lessee under Capitalized Leases, (ii) any such indebtedness or obligation of others secured by any lien on the assets of the Company or any Subsidiary, and (iii) any such indebtedness or obligation of others which the Company or any Subsidiary has directly or indirectly guaranteed, endorsed with recourse (otherwise than for collection, deposit or other similar transactions in the ordinary course of business), agreed to purchase or repurchase or in respect of which the Company or any Subsidiary has agreed contingently to supply or advance funds. Indebtedness shall not include Non-Recourse Indebtedness of the Company, its Subsidiaries or its Affiliates.

     "Senior Debt" means Indebtedness which is not (i) Indebtedness of the Company to any Subsidiary and (ii) Indebtedness of the Company which by its terms is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company.

     "Stock" means any capital stock of any corporation or any partnership interest in any partnership (limited or general), any joint venture interest in any joint venture, and any similar interest.

     Limitation on Liens. The Company may not, and may not permit any Subsidiary to, create or incur any mortgage, pledge or lien as to assets, properties or systems owned by it other than: (a) liens for taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established;
(b) mechanics', workmen's, materialmen's or similar liens arising in the ordinary course of business; (c) minor imperfections of title that do not impair the value of property in its intended use; (d) any mortgage, encumbrance or lien on properties acquired after the date of the Senior Debt Indenture that are created at or within one year of acquisition of such property and which secure only Indebtedness not in excess of the fair market value of such property, the assumption of any mortgage, encumbrance or lien upon property acquired that existed at the time of such acquisition or the acquisition of property subject to any mortgage, encumbrance or lien; (e) deposits or pledges to secure obligations under worker's compensation, social security or similar laws or under unemployment insurance; (f) mortgages on particular assets, properties or systems (or pledges of Stock of any Person having a beneficial interest in any such assets, properties or systems) to secure all or part of the cost incurred in the ordinary course of business of exploration, drilling, construction, development or operation thereof or the costs of improvements thereto; (g) mortgages on fractionation facilities, processing or petrochemical plants, pumping stations, pipelines or other pipeline facilities; (h) mortgages on residential, commercial, industrial and investment real estate incurred in the ordinary course of business; (i) liens created by or existing from any litigation or legal proceedings that are being contested in good faith by appropriate proceedings or the payment of which is covered in full (subject to customary deductibles) by insurance; (j) liens granted to any bank or other institution on the payments to be made by such institution to the Company or a Subsidiary pursuant to any interest rate swap arrangement between the Company or such Subsidiary and such institution; (k) extensions and renewals of permitted liens; (l) liens incurred in the ordinary course of business that are not material to the business or financial condition of the Company and its Subsidiaries and which do not secure Indebtedness exceeding $25,000,000 in the aggregate; and (m) any lien resulting from the deposit of moneys or evidences of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Subsidiary. The following types of transactions shall not be deemed to violate the foregoing limitation on liens: (i) mortgages in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving property subject to such mortgages; and (ii) the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or any other interest in property of the character commonly referred to as a "production payment" (Section 3.6 of the Senior Debt Indenture).

     Limitations on Subsidiary Dividend Restrictions. The Company may not, and may not permit any Subsidiary (other than a Non-Recourse Subsidiary) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Subsidiary to pay dividends or make any other distributions on its capital stock unless the encumbrance or restriction is (i) in effect at the time of acquisition of such Subsidiary and any Indebtedness of such Subsidiary is non-recourse to the Company or any other Subsidiary or (ii) on terms and conditions no less favorable than terms and conditions pursuant to an agreement in effect on the date of the Senior Debt Indenture (Section 3.7 of the Senior Debt Indenture).

     Limitations on Sale and Leaseback Transactions. The Company may not, and may not permit any Subsidiary to, enter into any arrangement providing for the leasing by the Company or any Subsidiary of any property (except for leases for a term of not more than three years) if the property has been or is to be sold or transferred by the Company or such Subsidiary to the lessor in contemplation of such leasing unless (i) the Company would be permitted under the Senior Debt Indenture to create a lien on the property or (ii) the proceeds from such sale or transfer are applied to the payment or defeasance of Senior Debt of the Company or its Subsidiaries (including, without limitation, any Senior Debt Securities) or are used within 12 months to purchase, acquire or invest in Assets (Section 3.8 of the Senior Debt Indenture).

     Senior Debt Securities to be Secured in Certain Events. If, upon any consolidation or merger of the Company, or any sale, lease, exchange or other disposition of all or of substantially all of its property, permitted by the Senior Debt Indenture, any property of the Company or a Subsidiary would become subject to any mortgage or lien (other than those permitted by Section 3.6 of the Senior Debt Indenture), then the Company, at or prior to the consummation of any such transaction, shall by supplemental indenture secure all Senior Debt Securities then outstanding equally and ratably with (or prior to) all Indebtedness secured thereby (Section 9.2 of the Senior Debt Indenture).

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company (Sections 14.1, 14.4 and 14.5 of the Subordinated Debt Indenture).

     "Senior Indebtedness" is defined in Article One of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade accounts payable. "Indebtedness" is defined in Article One of the Subordinated Debt Indenture as, with respect to any Person, (a)(i) the principal of and premium and interest, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred,
(ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets and (iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect,
(b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and (c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

     If (i) without the consent of the Company a court shall enter (A) an order for relief with respect to the Company under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging the Company a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior

Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any premium or any interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations (Section 14.1 of the Subordinated Debt Indenture).

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

     Conversion. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into Class B Common Stock (or cash in lieu thereof) (Sections 2.3 and 14.1 of the Subordinated Debt Indenture). The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Debt Securities.

     The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Class B Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment (Section 13.2 of the Subordinated Debt Indenture). The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof (Section 13.2 of the Subordinated Debt Indenture).

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Class B Common Stock of the Company as a dividend or distribution on the Class B Common Stock; subdivisions, combinations and reclassifications of the Class B Common Stock; the issuance to all holders of Class B Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Class B Common Stock at a price per share less than the then current market price per share of Class B Common Stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of Class B Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Class B Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 13.4 of the Subordinated Debt Indenture). The Company has been advised by its counsel, Vinson & Elkins L.L.P., that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Class B Common Stock which would be taxable pursuant to Treasury Regulations issued under section 305 of the Internal Revenue Code of 1986. The amount of any such taxable constructive distribution will be the fair market value of the Class B Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of Class B Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Class B Common Stock (Section 13.3 of the Subordinated Debt Indenture). Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive (Sections 13.4 and 13.2 of the Subordinated Debt Indenture).

     In the case of any consolidation or merger of the Company (with certain exceptions) or any sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company, the holder of convertible Subordinated Debt Securities, after the consolidation, merger, sale, lease, exchange or other disposition, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, sale, lease, exchange or other disposition, if the holder had held the Class B Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, sale, lease, exchange or other disposition (Section 13.5 of the Subordinated Debt Indenture).

CONCERNING THE TRUSTEE

     Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to either the Senior Debt Securities or the Subordinated Debt Securities, PNC Bank, National Association would be required to resign as Trustee under one of the Indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

     PNC Bank, National Association, the Trustee under both Indentures, is a depositary for funds of, makes loans to and performs other services for the Company in the normal course of business.

                       PRINCIPAL AND SELLING STOCKHOLDER

     The Selling Stockholder is the founder, Chairman of the Board and Chief Executive Officer of the Company, and his business address is 2001 Timberloch Place, The Woodlands, Texas 77380, the principal executive offices of the Company. To the knowledge of the Company, the Selling Stockholder is the only person owning beneficially more than 10% of the shares of Class A Common Stock or Class B Common Stock outstanding as of November 30, 1995. The following table sets forth information as to the Selling Stockholder's beneficial ownership of shares of Common Stock as of such date:

  SHARES OF
   CLASS A                     SHARES OF CLASS B
COMMON STOCK        PERCENT      COMMON STOCK        PERCENT
BENEFICIALLY          OF         BENEFICIALLY          OF
  OWNED(A)          CLASS A        OWNED(A)          CLASS B
-------------       -------      -------------       -------
14,726,604(b)        63.4%       13,726,604(b)        47.6%

---------------

(a) The Selling Stockholder has sole rather than shared voting and investment power respecting all his shares, other than shared rights created under Texas community property laws as between the Selling Stockholder and his wife.

(b) Includes 511,253 shares held of record by the Selling Stockholder's wife, as to which he disclaims beneficial ownership.

     The Prospectus Supplement relating to any Offered Securities being offered by the Selling Stockholder sets forth the number of shares of Class B Common Stock being offered for his account as well as the number of such shares and the percentage of the class to be owned by the Selling Stockholder after completion of the offering.

     The Selling Stockholder will bear all of the expenses allocable to any Offered Securities sold for his account, including, without limitation, the expenses of registering such Offered Securities under the 1933 Act and of complying with various states' blue sky laws, and underwriting discounts and commissions.

     This Prospectus does not relate to any Class A Common Stock owned by the Selling Stockholder, and it is not the exclusive means for his resale of any Class B Common Stock registered hereunder. For example, the Selling Stockholder may also sell Class B Common Stock owned by him pursuant to Rule 144 under the 1933 Act.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, each class having the same $.10 par value per share.

     The preferences, limitations and relative rights of the three classes of capital stock of the Company are set forth in full in Article Four of the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), which are filed as an exhibit to the Registration Statements of which this Prospectus is a part. The following summary is qualified in its entirety by reference to such exhibit.

PREFERRED STOCK

     The Restated Articles authorize the Board of Directors of the Company to provide for the issuance of authorized but unissued shares of Preferred Stock in one or more series and in such numbers as it may determine. The designation, preferences, limitations and relative rights of any such series shall be as determined by the Board of Directors in a resolution or resolutions providing for the creation of such series.

     There are no shares of Preferred Stock issued and outstanding, and the Company has no current plans to issue any shares of Preferred Stock. If and when issued, shares of Preferred Stock could have rights that are superior to the Common Stock with respect to voting, dividends or distributions upon liquidation, or that otherwise might adversely affect the holders of Common Stock.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     Voting. Each share of Class A Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders, including the election of directors. Each share of Class B Common stock has no voting rights, except as otherwise provided by law. The Texas Business Corporation Act ("TBCA") provides that holders of Class B Common Stock are entitled to vote as a group with the holders of Class A Common Stock on the voluntary dissolution of the Company. The TBCA also provides that the holders of Class B Common Stock are entitled to vote separately as a class with respect to proposed amendments to the Restated Articles that would accomplish any of the following (unless the amendment is undertaken pursuant to authority granted to the Board of Directors in the Restated Articles to establish series of Preferred Stock): (i) increase or decrease the aggregate number of authorized shares of Class B Common Stock or its par value; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of Class B Common Stock; (iii) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of Class B Common Stock; (iv) change the designation, preferences, limitations or relative rights of the shares of Class B Common Stock; (v) change the shares of Class B Common Stock into the same or a different number of shares of Class B Common Stock or another class or series of stock; (vi) create a new class or series of shares having rights and preferences equal, prior or superior to the shares of Class B Common Stock, or increase the rights and preferences of any class or series having rights and preferences equal, prior or superior to the shares of Class B Common Stock, or increase the rights and preferences of any class or series having rights and preferences later or inferior to the shares of Class B Common Stock in such a manner as to become equal, prior or superior to the shares of Class B Common Stock; (vii) divide the shares of Class B Common Stock into series and fix and determine the designation of such series and the variations in the relative rights and preferences between the shares of such series; and (viii) cancel or otherwise affect dividends on the shares of Class B Common Stock which had accrued but had not been declared. Further, the TBCA also provides that the holders of Class B Common Stock are entitled to vote separately as a class for approval of (i) a plan of merger if the plan contains a provision having any of the effects described in clauses (i)-(viii) of the immediately preceding sentence and (ii) a plan of exchange of shares of Class B Common Stock.

     Convertibility. Neither the Class A Common Stock nor the Class B Common Stock is convertible into another class of Common Stock or any other security of the Company, except that the Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis in the event that the number of outstanding shares of Class A Common Stock falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. In the event of any such automatic conversion of the Class B Common Stock, certificates which formerly represented outstanding shares of Class B Common Stock would thereafter be deemed to represent an equal number of shares of Class A Common Stock and all shares of Common Stock authorized by the Restated Articles would be deemed to be shares of Class A Common Stock.

     Dividends, Splits, Etc. The Restated Articles provide that, if a regular or special dividend is paid on either class of Common Stock, a dividend of like kind must be declared and paid contemporaneously with respect to the other class of Common Stock. With respect to cash dividends, the Board of Directors of the Company, in its discretion, may declare higher (but not lower) cash dividends on the Class B Common Stock. Pursuant to its rules governing common stocks with different voting rights, the New York Stock Exchange (the "NYSE") has approved payment by the Company of up to a 20% cash dividend premium on the Class B Common Stock over the cash dividend paid on the Class A Common Stock with respect to any period. If in the future the Company wishes to pay a cash dividend premium on the Class B Common Stock that is higher than the 20% premium approved by the NYSE, the Company may be required to seek approval for such higher premium from the NYSE, and there can be no assurance that such approval would be obtained.

     Regarding dividends other than cash (including stock splits and stock dividends), the Restated Articles provide that the payment per share of Class B Common Stock must be identical to the payment per share of Class A Common Stock, except that, if holders of Class A Common Stock receive shares of Class A Common Stock, holders of Class B Common Stock must receive shares of Class B Common Stock in the same per share proportion. The Restated Articles further provide that if the Company splits, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of the other class of Common Stock must be proportionally split, subdivided or combined in the same manner and on the same basis.

     Mergers and Liquidation. In the event that the Company merges with or into one or more other entities (whether or not the Company is the surviving entity) or engages in a compulsory share exchange with one or more other entities, or in the event of the liquidation or dissolution of the Company, the holders of Class B Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Class A Common Stock in that transaction.

     Class B Protection Provision. As a result of the dual-class structure, voting rights disproportionate to equity ownership in the Company may be acquired through acquisitions of Class A Common Stock. In order to give all holders the opportunity to participate in any premium paid for a significant block of the Class A Common Stock by a buyer who has not acquired a proportionate share of the Class B Common Stock, the Board of Directors included in the amendment to the Restated Articles effecting the dual-class structure a two-pronged feature referred to herein as the "Class B Protection Provision," as summarized below.

     First, the Class B Protection Provision provides that anyone who acquires more than 15% of the outstanding shares of Class A Common Stock after the initial issuance of the Class A Common Stock and the Class B Common Stock on June 24, 1992 (the time of such initial issuance being referred to as the "Initial Issuance Time") and does not acquire a percentage of the shares of Class B Common Stock outstanding at least equal to the percentage of shares of Class A Common Stock that the person acquired above the 15% threshold will not be allowed to vote those shares of Class A Common Stock acquired in excess of the 15% level. For example, if after the Initial Issuance Time a person acquires 20% of the outstanding shares of Class A Common Stock in the open market but acquires no shares of Class B Common Stock, that person would be unable to vote the 5% of the shares of Class A Common Stock acquired in excess of the 15% threshold. The inability of the person to vote the excess shares of Class A Common Stock would continue until such time as the person acquires a sufficient number of shares of Class B Common Stock to satisfy the requirements of the Class B Protection Provision.

     The second prong of the Class B Protection Provision is an "equitable price" requirement. It is intended to prevent an acquiring person from paying a discounted price for the shares of Class B Common Stock required to be purchased by such person under the first prong of the Class B Protection Provision. The Restated Articles provide that an equitable price has been paid for shares of Class B Common Stock only when they have been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any shares of Class A Common Stock acquired within the 60-day periods preceding and following the acquisition of the shares of Class B Common Stock or (ii) the highest closing market sale price of a share of Class A Common Stock or of Class B Common Stock during the 30-day period preceding the acquisition of the shares of Class B Common Stock, as reported on the NYSE Composite Tape (or on such other exchange or quotation system as is then the principal trading market for such class of Common Stock). The value of any non-cash consideration would be determined by the Board of Directors of the Company acting in good faith. The Company believes that, as a practical matter, a person seeking to acquire a significant block of the Class A Common Stock would have to buy the Class A Common Stock and the Class B Common Stock at virtually the same time and the same price, as might occur in a tender offer, in order to ensure that the acquiring person would be able to vote the shares of Class A Common Stock acquired in excess of the 15% threshold.

     Under the Class B Protection Provision, an acquisition of shares of Class A Common Stock would be deemed to include any shares that a person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in concert with any other person. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other person" would not include actions taken or agreed to be taken by persons acting in their official capacities as directors or officers of the Company or actions by persons merely because they are related by blood or marriage. Also, an acquisition of shares of Class A Common Stock would not be deemed to include an acquisition upon the issuance or sale by the Company, by operation of law, by will or the laws of descent and distribution, by gift, by foreclosure of a bona fide loan or upon a purchase from the foreclosing pledgee.

     The Class B Protection Provision does not apply to any increase in a holder's percentage ownership of shares of Class A Common Stock resulting solely from a change in the total number of shares of Class A Common Stock outstanding as the result of a repurchase of shares of Class A Common Stock by the Company since the last date on which that holder acquired shares of Class A Common Stock. The Class B Protection Provision also provides that to the extent that the voting power of any share of Class A Common Stock cannot be exercised pursuant to the provision, that share will not be included in the determination of the voting power of the Company for any purposes under the Restated Articles or under the TBCA.

     Preemptive Rights. Neither the Class A Common Stock nor the Class B Common Stock carries any preemptive rights entitling a holder to acquire any shares or other securities that the Company may issue, sell or offer for sale.

     Shareholder Information. The Company delivers to the holders of both classes of Common Stock the same proxy statements, annual reports and other information and reports.

     Other Matters. Neither class of Common Stock is subject to any redemption provisions under the Restated Articles. All of the outstanding shares of Class B Common Stock are, and the shares offered by the Company hereby will be when issued, fully paid and nonassessable. Chemical Bank, New York, New York, acts as the transfer agent and registrar of the Class B Common Stock.

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

     As of November 30, 1995, the Selling Stockholder beneficially owned approximately 63.4% and 47.6% of the shares of Class A Common Stock and of Class B Common Stock, respectively, then outstanding. See "Principal and Selling Stockholder." Because the Selling Stockholder has maintained effective voting control over the Company continuously since its initial public offering in 1972, the Company has never found it necessary to adopt "antitakeover" measures. Though not intended for "antitakeover effect," the Company's bylaws do establish an advance notice procedure with regard to certain nominees to the Board of Directors and other matters to be brought before an annual meeting of shareholders. Also, the authorized but unissued shares of Common Stock or Preferred Stock could be used by an incumbent Board of Directors to discourage or make more difficult an attempt to effect a change in control of the Company. Further, the dual-class capital structure of the Company described above may limit the circumstances in which a future sale or other transfer of equity securities by the Selling Stockholder could lead to a merger proposal or tender offer that is not acceptable to him or to a proxy contest for removal of the Company's incumbent directors, because the Selling Stockholder could continue to exercise voting control even if he chose (contrary to his current intentions) to reduce his equity position by almost 50% by disposing of all of his Class B Common Stock. There are no other provisions of the Restated Articles or the Company's bylaws that might have the effect of delaying, deferring or preventing a change of control of the Company.

     The Company is not aware of any current or planned effort on the part of any party to acquire control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change the Company's Board of Directors or management.

                              PLAN OF DISTRIBUTION

GENERAL

     Both the Company and the Selling Stockholder may sell Offered Securities to or through underwriters or dealers, and also may sell Offered Securities directly to one or more other purchasers or through agents. The Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Offered Securities, underwriters or agents may be deemed to have received compensation from the Company or the Selling Stockholder, as the case may be, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters or agents may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Offered Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Offered Debt Securities are sold by the Company for public offering and sale may make a market in such Offered Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Debt Securities.

     Any underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the 1933 Act. Underwriters, dealers or agents may be entitled, under agreements entered into with the Company or the Selling Stockholder, as the case may be, to indemnification against or contribution toward certain civil liabilities, including liabilities under the 1933 Act.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

     The legality of the Offered Securities, as well as certain tax matters in connection therewith, are being passed upon for the Company and the Selling Stockholder by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Offered Securities may be passed upon for any underwriters, dealers or agents by Fulbright & Jaworski L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements and schedule incorporated by reference in the Registration Statements to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

     The following document is filed as an exhibit to this Post-Effective
Amendment:


 EXHIBIT
 NUMBER                       EXHIBIT
---------                     -------
 (23)(c)    -- Consent of Arthur Andersen LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 25th day of January, 1996.

                                          MITCHELL ENERGY & DEVELOPMENT CORP.

                                          By         PHILIP S. SMITH
                                               ---------------------------
                                                     Philip S. Smith,
                                                       Senior Vice
                                               President -- Administration
                                               and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               SIGNATURE                                 TITLE                       DATE
               ---------                                 -----                       ----
                    *                    Chairman of the Board
  -----------------------------------     and Chief Executive Officer
           George P. Mitchell

            PHILIP S. SMITH              Senior Vice President --
  -----------------------------------     Administration and Chief
            Philip S. Smith               Financial Officer (Principal
                                          Accounting and Financial
                                          Officer)

                    *                    Director
  -----------------------------------
             R. W. Baldwin

                    *                    Director
  -----------------------------------
            Bernard F. Clark

                    *                    Director
  -----------------------------------
           William D. Eberle

                    *                    Director
  -----------------------------------
           Shaker A. Khayatt

                    *                    Director
  -----------------------------------
              Ben F. Love

                    *                    Director                              January 25, 1995
  -----------------------------------
           Walter A. Lubanko

                    *                    Director
  -----------------------------------
            M. Kent Mitchell
                                         Director
  -----------------------------------
            J. Todd Mitchell

                    *                    Director
  -----------------------------------
             W. D. Stevens

                    *                    Director
  -----------------------------------
           Raymond L. Watson
                                         Director
  -----------------------------------
          J. McDonald Williams

  By:       PHILIP S. SMITH              *
     --------------------------------
  (Philip S. Smith, Attorney-in-Fact)

              EXHIBIT INDEX




(23)(c)    -- Consent of Arthur Andersen LLP